MEMORANDUM


      The First Trust GNMA Reinvestment Income Trust "GRIT",
                     Series 80 and Series 81
                       File No. 333-73296

     The Prospectus and the Indenture filed with Amendment No. 2 of the Registration Statement on Form S-6 have been revised to reflect information regarding the execution of the Indenture and the deposit of bonds on November 20, 2001 and to set forth certain statistical data based thereon. In addition, there are a number of other changes described below.

                         THE PROSPECTUS


Cover Page     The date of the Trust has been added.

Page 3         The following information for the Trust appears:

               The total number of units initially being offered and the initial size of the Fund.

               The Public Offering Price on the business day prior to the Initial Date of Deposit.

               The estimated long term return and estimated current return (if applicable) to Unit holders as of the business day prior to the Initial Date of Deposit.

               The first distribution and record dates.

Page 5 The Report of Independent Auditors, has been completed

Page 6 The Statements of Net Assets for the Fund have been completed.

Page 7         The Schedules of Investments have been completed.

Back Cover     The  series number for the Trust and the  date  of
               the Prospectus have been included.


                       THE TRUST AGREEMENT

               The Trust Agreement have been conformed to reflect the execution thereof.


                                   CHAPMAN AND CUTLER

November 20, 2001